Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Marlys Knutson, 763-542-0533
marlys.knutson@polaris.com

Polaris Industries Inc. Announces Changes to Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--January 31, 2013--Polaris Industries Inc. (NYSE: PII) today announced its Board of Directors voted to elect Scott Wine, Polaris’ Chief Executive Officer, as Chairman of the Board. Wine succeeds Greg Palen, who has been Chairman for 11 years and has nearly 20 years of service on the Board.

“I would like to congratulate Scott on his election to serve in the additional capacity of Chairman of the Board. Under his leadership, Polaris has delivered consistent and profitable growth while successfully executing the company’s ambitious strategy, generating record results and shareholder returns. Scott has accomplished tremendous things since he started in 2008, but I am convinced that the best is yet to come for Scott and the Polaris team. Scott’s stellar track record as CEO of Polaris, coupled with his experience sitting on the Boards of Polaris and Terex, leaves me confident that the role of Chairman will be in good hands,” said Palen.

Scott will assume the role of Chairman effective immediately. Palen will step down from the Board following the Annual Shareholders meeting on April 25, 2013.

“Greg has been a beacon of leadership and wisdom on our Board of Directors for nearly 20 years, and his contributions were instrumental to the unprecedented growth Polaris enjoyed under his direction,” said Wine. “We thank Greg for the steady guidance and keen insight he provided as Chairman, and he can take great pride in the legacy he leaves, embodied by Polaris’ record of product, geographic and shareholder value expansion. While we will greatly miss his presence on our Board, we wish him the best as he enjoys a few less challenges and more time with his family and friends.”

In addition to changes in the Chairmanship, after nine years of service Bob Caulk announced his decision not to stand for re-election at the 2013 Annual Shareholders meeting. Caulk’s board experience across several industries, as well as his strong background in mergers and acquisitions, proved invaluable in ensuring that Polaris maintained a trend of profitable growth even as the Company expanded its portfolio in recent years.

“During his time on the Board, Bob has supplied valuable insight into strategic marketing and complex acquisition transactions, contributing significantly to our recent ability to accelerate growth,” said Wine. “We are extremely fortunate to have had access to Bob’s experience, and we greatly appreciate the guidance he provided the Company throughout his service on the Board. We wish Bob the best of luck in his future endeavors.”

Finally, the Board also announced it has elected John Wiehoff as Lead Director. Wiehoff, who has served as CEO of C.H. Robinson Worldwide since 2002 and as the company’s Chairman since 2007, possesses an extensive background managing complex corporate financial issues. This experience, along with John’s many other talents, has contributed significantly to Polaris’ success during his time as a member of the Polaris Board, which began in 2007.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2012 sales of $3.2 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian Motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, and internally developed vehicles. Polaris enhances the riding experience with a complete line of Pure Polaris and KLIM branded apparel and Polaris accessories and parts.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.